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                                                                     EXHIBIT 3.1


            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                           OF BLUE RHINO CORPORATION

                      (Incorporated on November 29, 1994)


   BLUE RHINO CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

   FIRST: Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware (the "Delaware Law"), the Amended and Restated Certificate of Incorporation, as amended, of BLUE RHINO CORPORATION, a Delaware corporation (the "Corporation"), is hereby restated and amended to read in its entirety as follows:

                   "SECOND AMENDED AND RESTATED CERTIFICATE
                               OF INCORPORATION"

                               -----------------

   FIRST: The name of the Corporation is Blue Rhino Corporation.

   SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

   THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

   FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Sixty Million (60,000,000) shares consisting of:

   Forty Million (40,000,000) shares of Common Stock with a par value of $.001 per share (the "Common Stock"); and

   Twenty Million (20,000,000) shares of Preferred Stock, with a par value of $.001 per share (the "Preferred Stock")

   Except as otherwise required by law or expressly provided herein, the holder of each share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation.

   The holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.
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   In the event of any liquidation, dissolution or winding up of the
Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Common Stock, shall be entitled to share ratably in the remaining assets of the Corporation.

   The holders of the Preferred Stock shall be entitled to such rights and preferences as may be approved from time to time by the Board of Directors of the Corporation as set forth in a Certificate of Designation filed pursuant to the Delaware Law.

   FIFTH: The Corporation is to have perpetual existence.

   SIXTH: The following provisions are included for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and stockholders:

   1. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation, subject to any limitation thereof contained in the By-laws. The stockholders shall also have the power to adopt, amend or repeal the By-laws of the Corporation; provided, however, that, in addition to any vote of the holders of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors shall be required to adopt, amend or repeal any provision of the By-laws of the Corporation.

   2. Upon the consummation of an initial public offering of Common Stock (the "Initial Public Offering Date"), stockholders of the Corporation may not thereafter take any action by written consent in lieu of a meeting.

   3. Special meetings of stockholders may be called at any time only by the Chairman of the Board of Directors, the President or a majority of the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

   4. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

   5. Election of directors need not be by written ballot unless the By-laws of the Corporation so provide.

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   SEVENTH:

   1. Number of Directors. The number of directors which shall constitute the whole Board of Directors shall be not less than three as determined by resolution of a majority of the Board of Directors. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the Corporation.

   2. Classification and Term of Directors. The Board of Directors shall be divided into three classes, Class A, Class B and Class C, as nearly equal in numbers as the then total number of directors constituting the entire Board permits with the term of office of one class expiring each year. The Board shall designate the class of each of the existing Directors. At the first annual meeting of stockholders after the filing of this Second Amended and Restated Certificate, the Class A Directors shall be elected to hold office for a three year term. At the second annual meeting of the stockholders after the filing of this Certificate, the Class B Directors shall be elected to hold office for a three year term. At the third annual meeting of the stockholders after the date of filing of this Certificate, the Class C Directors shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, maybe filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. At each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

   3. Increases or Decreases in the Number of Directors. In the event of any increase or decrease in the authorized number of directors, each director then serving as such shall nevertheless continue as director until the expiration of such director's current term or his or her prior death, retirement or resignation. No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of an incumbent director.

   4. Removal. Following the Initial Public Offering Date, any one or more or all of the directors may be removed only with cause, and then only by the holders of at least a majority of the shares then entitled to vote at an election of directors.

   5. Stockholder Nominations and Introduction of Business, Etc. Following the Initial Public Offering Date, advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the By-laws of the Corporation.

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   EIGHTH: A director of the Corporation shall not be personally liable to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article Eighth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

   NINTH: Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of Delaware as it may be in effect from time to time. The right of indemnity provided herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-law, agreement, vote of stockholders or directors, or otherwise. The Corporation may provide indemnification to any such person, by agreement or otherwise, on such terms and conditions as the Board of Directors may approve. Any agreement for indemnification of any director, officer, employee or other person may provide indemnification rights which are broader or otherwise differ from those set forth herein. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation regarding the manner and conditions under which indemnification shall be provided hereunder by the Corporation and the extent thereof from time to time as deemed appropriate by the Board of Directors in the best interests of the Corporation.

   TENTH: The Board of Directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation; (b) merge or consolidate the Corporation with another Corporation; or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation may, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all factors the directors deem relevant, including without limitation (i) the effects upon the employees, suppliers, customers, creditors and others having similar relations with the Corporation, upon the communities in which the Corporation conducts its business or on such other constituencies of the Corporation as the Board of Directors considers relevant under the circumstances; (ii) not only the consideration being offered (after taking into account taxes) in relation to the then current market price for the Corporation's outstanding shares of capital stock, but also the Board of Directors' estimate of the (A) future value of the Corporation (including the unrealized value of its properties and assets) as an

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independent going concern and (B) the current value of the Corporation in a freely negotiated transaction; (iii) the purpose of the Corporation, and any of its subsidiaries, to provide quality products and services on a long term basis;
(iv) whether the proposed transaction might violate federal or state laws; and
(v) the long-term as well as short-term interests of the Corporation and its stockholders, including the possibility that such interests may be best served by the continued independence of the Corporation. If, on the basis of such factors, the Board of Directors so determines that a proposal or offer to acquire or merge the Corporation, or to sell its assets, is not in the best interests of the Corporation, it may reject the proposal or offer. If the Board of Directors determines to reject any such proposal or sale, the Board of Directors shall have no obligation to facilitate, to remove any barriers to, or to refrain from impeding the proposal or offer except as may be required by applicable law. Except to the extent required by applicable law, the consideration of any or all of such factors shall not be a violation of the business judgment rule or of any duty of the directors to the stockholders or a group of stockholders, even if the directors reasonably determine that any such factor or factors outweigh the financial or other benefits to the Corporation or a shareholder or group of stockholders.

   ELEVENTH: The Corporation has elected to be governed by Section 203 of the Delaware Law.

   TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation; provided, however, that, following the Initial Public Offering Date, in addition to any vote of the holders of the capital stock of the Corporation required by law or this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors shall be required to (i) reduce or eliminate the number of authorized shares of capital stock set forth in Article Fourth or (ii) amend or repeal or adopt any provision inconsistent with Articles Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, and this Article Twelfth of this Second Amended and Restated Certificate of Incorporation."

   SECOND: The Board of Directors of the Corporation, at a meeting duly called at which a quorum existed, duly adopted resolutions proposing and approving the Second Amended and Restated Certificate of Incorporation of the Corporation and directing that such Second Amended and Restated Certificate of Incorporation be submitted to the stockholders of the Corporation to consider and adopt the same.

   THIRD: Pursuant to Section 228 of the Delaware Law, the adoption of the Second Amended and Restated Certificate of Incorporation was consented to in writing by a majority of the holders of the voting power of all shares of capital stock of the Corporation entitled to vote thereon.

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   FOURTH: The Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware, including Section 242 thereof.

   IN WITNESS WHEREOF, BLUE RHINO CORPORATION has caused this Certificate to be signed by its President, and its corporate seal to be hereunto affixed and attested by its Secretary this _____ day of ________________, 1998

                                        BLUE RHINO CORPORATION



                                        By: __________________________
                                                Billy D. Prim
                                                President

SEAL



ATTEST:



By: __________________________
      Mark Castaneda
      Secretary

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